Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release                                                                         January 13, 2014

Astro-Med, Inc. to Acquire Miltope Ruggedized Printer Line

West Warwick, RI, and Hope Hull, Alabama (January 13, 2014)  -- Astro-Med, Inc. (NASDAQ:ALOT), and Miltope Corporation, d/b/a VT Miltope, a company of VT Systems, today announced that the companies have entered into a definitive agreement for Astro-Med to acquire the Ruggedized Printer Product line from Miltope.  The Miltope products consist of rugged printers for use in commercial and military aircraft sold to aircraft manufacturers, tier one contractors, and directly to airlines around the world.

The transaction is expected to close on January 21, 2014.  Astro-Med will fund the approximate $6.7 million cash purchase price with existing cash and borrowings under its credit facility.  Astro-Med will purchase the assets of the Miltope printer product line less property and staffing.  Miltope and Astro-Med will enter into a manufacturing services agreement under which Miltope will continue to manufacture printers for Astro-Med for a period of time until Astro-Med transitions the manufacturing to its West Warwick, R.I. facility.

“Miltope has been a leading supplier of ruggedized printers for the last fifteen years.  The products have been consistently profitable and we expect the line to be accretive to our Test and Measurement product group earnings in the first quarter of ownership,” said Everett V. Pizzuti, CEO of Astro-Med.  “The acquisition expands our penetration of the market for avionics printers, especially in the segment related to direct sales to the airlines.”

“Miltope’s aviation market growth area is ruggedized computing and wireless products and services for in-flight entertainment and aircraft support.  The divestiture of the airborne printer product line enables Miltope to focus our resources on the future core products,” said Julie Briggs, President and CEO of VT Miltope.

Astro-Med has scheduled a conference call on Wednesday, January 15 at 11:00 a.m. EST to discuss this transaction.   Interested parties may call 1-877-941-0844 to be included on the call, which will be available using passcode 4662367.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems and data acquisition products.  The products include color label printers and consumables sold under the QuickLabel Systems brand as well as rugged printers for avionics applications and data acquisition recorders sold under the Astro-Med brand. Astro-Med, Inc. is a member of the Russell Microcap® Index.  Additional information is available by visiting www.Astro-MedInc.com.

About Miltope

VT Miltope, a company of VT Systems, with ISO 9001:2000 certified facilities, is engaged in the design, development, manufacture and testing of rugged computers and computer peripheral equipment for military, industry and commercial applications where reliable operation of the equipment under demanding environmental conditions is of paramount importance. For more than 30 years, VT Miltope’s broad range of computers, computer workstations, servers, disk cartridges, mass storage systems and other related products have served defense, government and commercial customers. Please visit mymiltope.com.

About VT Systems

VT Systems is an engineering company providing integrated solutions to the commercial and government markets in the aerospace, electronics, land systems and marine sectors. VT Systems’ innovative solutions, products and services include aircraft maintenance, repair and modification; software solutions in training and simulation; satellite-based IP communications technology; network solutions that integrate data, voice and video; rugged computers and computer peripheral equipment; specialized truck bodies and trailers; weapons and munitions systems; road construction equipment; and ship design and shipbuilding. Headquartered in Alexandria, Va., VT Systems operates globally and is a wholly owned subsidiary of ST Engineering. Please visit www.vt-systems.com.

Additional information about Astro-Med can be found at www.Astro-MedInc.com.
Additional information about Miltope can be found at mymiltope.com.

COMPANY CONTACTS:

Astro-Med, Inc.                                                      Miltope Corporation
Everett V. Pizzuti,                                                  Julie Briggs
Chief Executive Officer,                                       Chief Executive Officer
Joseph P. O’Connell                                              Teri Magdon
Chief Financial Officer                                         Chief Financial Officer
401-828-4000                                                       334-284-8665

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2013 annual report and its quarterly filings with the Securities and Exchange Commission.

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